Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-30639) of Griffin Land & Nurseries, Inc. of our report dated February 24, 2004, which appears above in Item 8 of this Form 10-K of Griffin Land & Nurseries, Inc. for the fiscal year ended November 29, 2003. We also consent to the incorporation by reference in such Registration Statement on Form S-8 of our report on the financial statement schedules, which appears in Item 15 of this Form 10-K of Griffin Land & Nurseries, Inc. for the fiscal year ended November 29, 2003.

/s/ PricewaterhouseCoopers LLP

February 24, 2004

Hartford, Connecticut